Center Bancorp, Inc. Announces Issuance of $10,000,000 of Senior Preferred Stock to the U.S. Department of Treasury

UNION, N.J., Jan. 12, 2009 (GLOBE NEWSWIRE) -- Center Bancorp, Inc. (Nasdaq:CNBC), the parent company for Union Center National Bank, ("UCNB"), announced today that it issued $10 million in CNBC's nonvoting senior preferred stock to the U.S. Department of Treasury under the Capital Purchase Program. As part of the transaction, the Corporation also issued warrants to the Treasury to purchase 173,410 shares of common stock of the Corporation at an exercise price of $8.65 per share.

 “As we have previously announced, we believe that our voluntary participation in the Capital Purchase Program makes good sense for CNBC, providing us with an attractive low-cost alternative to other capital sources in today's market," remarked Anthony C. Weagley, President & CEO.

Mr. Weagley further added, "Although CNBC is a well-capitalized organization, we believe this program provides an excellent opportunity for healthy banks to participate in and support the recovery of the U.S. economy. As we previously indicated, the Corporation chose to voluntarily enter the program in order to meet the spirit of the Treasury's efforts to provide additional long-term funds to facilitate lending by banks.”

At September 30, 2008, the Corporation's capital ratios were all above the levels required to be categorized as "well capitalized." The Corporation’s total risk-based capital, Tier I capital, and leverage capital ratios  were 11.03 percent, 10.22 percent, and 7.73 percent, respectively, at September 30, 2008.

Mr. Weagley said, "The capital raised, which amounted to approximately 50 percent of what CNBC had qualified for under the Treasury program, will significantly strengthen our financial position during these challenging economic times. We will invest these funds to support future loan growth in the markets we serve."

Mr. Weagley added: “We are optimistic that the Corporation will continue to build its loan volume throughout 2009. Our pipelines have remained strong during the fourth quarter and increased activity in the lending sector is expected to support continued growth in the loan portfolio and improvement in our earning-asset mix."

About Center Bancorp

Center Bancorp, Inc. is a financial services holding company and operates Union Center National Bank, its main subsidiary. Chartered in 1923, Union Center National Bank is one of the oldest national banks headquartered in the state of New Jersey and currently the largest commercial bank headquartered in Union County. Its primary market niche is its commercial banking business. UCNB focuses its lending activities on commercial lending to small and medium sized businesses, real estate developers and high net worth individuals.

UCNB, through its Private Wealth Management Division, which includes its wholly owned subsidiary, Center Financial Group LLC, and through a strategic partnership with American Economic Planning Group, provides financial services, including brokerage services, insurance and annuities, mutual funds, financial planning, estate and tax planning, trust services, elder care and benefit plan administration. Center Bancorp additionally offers title insurance services in connection with the closing of real estate transactions, through two subsidiaries, Union Title Company and Center Title Company.

UCNB currently operates 13 banking locations in Union and Morris counties in New Jersey. Banking centers are located in Union Township (6 locations), Berkeley Heights, Boonton/Mountain Lakes, Madison, Millburn/Vauxhall, Morristown, Springfield, and Summit, New Jersey. UCNB also operates remote ATM locations in the Chatham and Madison New Jersey Transit train stations and the Boys and Girls Club of Union.

While UCNB's primary market area is comprised of Morris and Union Counties, New Jersey, the Corporation has expanded into northern and central New Jersey. At September 30, 2008, Center Bancorp had total assets of $1.0 billion, total deposit funding sources, which includes overnight repurchase agreements, of $721.7 million and stockholders' equity of $80.6 million. For further information regarding Center Bancorp, Inc., call 1-(800)-862-3683. For information regarding Union Center National Bank, visit our web site at http://www.centerbancorp.com

Forward-Looking Statements

All non-historical statements in this press release (including statements regarding the investment of the net proceeds of the Capital Purchase Program transaction, future growth in the Corporation's loan portfolio and improvement in the Corporation's earning-asset mix) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may use such forward-looking terminology such as "expect," "look," "believe," "plan," "anticipate," "may," "will" or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of international, national, regional and local economic conditions and legal and regulatory barriers and structure, including those relating to the current global financial crisis and the deregulation of the financial services industry, and other risks cited in reports filed by the Corporation with the Securities and Exchange Commission. Actual results may differ materially from such forward-looking statements. Center Bancorp, Inc. assumes no obligation for updating any such forward-looking statement at any time.

CONTACT:
Center Bancorp, Inc.
Anthony C. Weagley, President & Chief Executive Officer
(908) 206-2886
Investor Relations
Joseph Gangemi
(908) 206-2886